EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 17, 2014, with respect to the statement of condition including the related portfolio of Quality Municipals Income Trust, 80th Limited Maturity Series (included in Invesco Unit Trusts, Municipal Series
1198) as of June 17, 2014, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-193293) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP



New York, New York
June 17, 2014